PROSPECTUS SUPPLEMENT (To Prospectus dated January 17, 1996)	Filed pursuant to Rule 424(b)(3) Registration Statement No. 33-97288

EQUITY LIFESTYLE PROPERTIES, INC.
(Formerly MANUFACTURED HOME COMMUNITIES, INC.)

3,924,660 Shares of Common Stock
In this prospectus supplement, references to "we," "our," and "us" refer to Equity Lifestyle Properties, Inc. (formerly Manufactured Home Communities, Inc).
This prospectus supplement amends the prospectus dated January 17, 1996 (the "Prospectus").
The Prospectus is being updated to identify the current holders of certain Original OP Units in MHC Operating Limited Partnership, an Illinois limited partnership, after related party transfers and make clear that any Shares received by such holders upon the future conversion of their Original OP Units would be registered pursuant to the Prospectus and related registration statement. The Original OP Units are convertible into an equivalent number of Shares, or, in our discretion, cash in lieu of Shares, and were acquired in private transactions at the time of the Company's initial public offering in March 1993. We have been informed that none of the holders of Original OP Units listed below have the current intention to convert any Original OP Units for Shares or to sell any such Shares.
Amounts presented in the below table and related footnotes have been adjusted for our two-for-one stock split that was effected by and in the form of a stock dividend in July 2013. Capitalized terms used but not defined in this prospectus supplement have the meanings given to such terms in the Prospectus.
You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus.

The following table updates the table contained on pages 12-14 of the Prospectus and lists the current holders of certain Original OP Units and the number of Shares that may be acquired by such holders upon the future conversion of such Original OP Units. We received the information included in the below table and related footnotes from the holders listed below. These holders do not beneficially own any of our shares of Common Stock other than as set forth below. In addition, the holders identified in the table below may have acquired, sold, transferred or otherwise disposed of all or a portion of their Shares since the date on which they provided the information regarding their Shares.

Holder	Shares
EGI OP Holdings, L.L.C. (1)	1,159,746
Samstock/SZRT, L.L.C. (2)	27,282
SZKT Holdings, L.L.C. (1)	196,542
SZMT Holdings, L.L.C. (1)	196,548
SZJT Holdings, L.L.C. (1)	196,542
ZFTJT Holdings, L.L.C. (1)	299,970
ZFTGT Holdings, L.L.C. (1)	64,280
ZFTMT Holdings, L.L.C. (1)	299,968
ZFTKT Holdings, L.L.C. (1)	299,970
Zell General Partnership, Inc. (1)	24,066
Jesse Trust (3)	96,645
Jesse Second Trust (3)	96,646
Sara Trust (3)	96,645
Sara Second Trust (3)	96,646
Andrew Trust (3)	96,645
Andrew Second Trust (3)	96,646
Abigail Trust (3)	96,645
Abigail Second Trust (3)	96,646
Benjamin Trust (3)	96,645
Benjamin Second Trust (3)	96,646
Elizabeth Trust (3)	96,645
Elizabeth Second Trust (3)	96,646
Total	3,924,660
____________

(1)
The amount reported represents Original OP Units only. Such entity is owned indirectly by irrevocable trusts for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust Company, LLC ("Chai Trust"). Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such Original OP Units or the Shares into which they are convertible. Mr. Zell disclaims beneficial ownership of such Original OP Units and the Shares into which they are convertible, except to the extent of any pecuniary interest therein.

(2)
The amount reported represents Original OP Units only. In addition to the Original OP Units convertible into the Shares included in this Prospectus, this entity holds 588,266 shares of Common Stock not included herein. Samuel Zell, as sole trustee of Samuel Zell Revocable Trust, which is the sole member of this entity, shares voting and investment power with the record holder over the securities held by this entity.

(3)
The amount reported represents Original OP Units only. Ann Lurie, as trustee of the indicated trust, has sole voting and dispositive power with respect to the securities beneficially owned by such trust.

The date of this Prospectus Supplement is November 12, 2015.